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                     AXA EQUITABLE LIFE INSURANCE COMPANY
                  ENDORSEMENT APPLICABLE TO CONTRIBUTIONS AND
                ALLOCATIONS TO THE STRUCTURED INVESTMENT OPTION

This Endorsement is part of your Certificate and its provision will apply instead of any Certificate provision to the contrary. This Endorsement applies only if the Structured Investment Option is available under your Certificate.

In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

This Endorsement is effective upon your receipt.

THE SECOND PARAGRAPH OF THE FOLLOWING SECTION IS REVISED AS FOLLOWS:

SECTION 3A.01 CONTRIBUTIONS AND ALLOCATIONS TO THE STRUCTURED INVESTMENT OPTION

The minimum amount that can be transferred into a Segment from the Segment Type Holding Account is $5.00 for a One-Year Segment, or $1,000, for a Three-Year or a Five-Year Segment. Once you have accumulated $5.00 for a One-Year Segment, or $1,000, for a Three-Year or a Five-Year Segment in the Segment Type Holding Account it will then be transferred into a Segment provided that all other Segment Participation Requirements are met.

ITEM (C) OF THE FOLLOWING SUBSECTION UNDER SECTION 3A.01 IS REVISED AS FOLLOWS:

SEGMENT PARTICIPATION REQUIREMENTS

The following Segment Participation Requirements must be met on a Segment Start Date in order for amounts to be transferred to a Segment from a Segment Type Holding Account:

    (a)the Segment is available;

    (b)the Segment does not have a Segment Duration that extends beyond your Certificate's Maturity Date;

    (c)a minimum of $5.00, for a One-Year Segment, or $1,000, for a Three-Year or a Five-Year Segment is in the Segment Type Holding Account; and

    (d)the Performance Cap Rate is equal to or greater than your Performance Cap Threshold, if any.

AXA EQUITABLE LIFE INSURANCE COMPANY, A STOCK LIFE INSURANCE COMPANY.

Home Office address: 1290 Avenue of the Americas, New York, New York 10104

[Signature of Mark Pearson]            [Signature of Dave S. Hattem]

Mark Pearson, Chairman of the Board    Dave S. Hattem, Senior Executive Director
and Chief Executive Officer            Secretary and General Counsel

 2018ENSIO201-G                                   SIO Segment Holding Account